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                                                                    EXHIBIT 12.1

                         CONSECO, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
           PREFERRED DIVIDENDS AND DISTRIBUTIONS ON COMPANY-OBLIGATED
                 MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
                SUBSIDIARY TRUSTS -- CONSOLIDATED BASIS FOR THE
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                                  1999        1998        1997
                                                                  ----        ----        ----
Pretax income from operations:
  Net income................................................    $  595.0    $  467.1    $  866.4
  Add income tax expense....................................       423.1       445.6       560.1
  Add extraordinary charge on extinguishment of debt........          --        42.6         6.9
  Add minority interest.....................................       132.8        90.4        52.3
                                                                --------    --------    --------
     Pretax income from operations..........................     1,150.9     1,045.7     1,485.7
                                                                --------    --------    --------
Add fixed charges:
  Interest expense on corporate debt, including
     amortization...........................................       169.6       165.4       109.4
  Interest expense on finance debt..........................       334.2       209.8       160.9
  Interest expense on investment borrowings.................        57.9        65.3        42.0
  Other.....................................................          --          .5          .7
  Portion of rental(1)......................................        20.3        14.6        13.7
                                                                --------    --------    --------
     Fixed charges..........................................       582.0       455.6       326.7
                                                                --------    --------    --------
     Adjusted earnings......................................    $1,732.9    $1,501.3    $1,812.4
                                                                ========    ========    ========
       Ratio of earnings to fixed charges...................        2.98X       3.30X       5.55X
                                                                ========    ========    ========
       Ratio of earnings to fixed charges, excluding
          interest expense on finance debt and investment
          borrowings........................................        7.06X       6.79X      13.00X
Fixed charges...............................................    $  582.0    $  455.6    $  326.7
Add dividends on preferred stock, including dividends on
  preferred stock of subsidiaries (divided by the ratio of
  income before minority interest and extraordinary charge
  to pretax income).........................................         2.4        13.6        40.4
Add distributions on Company-obligated mandatorily
  redeemable preferred securities of subsidiary trusts......       204.3       139.1        75.4
                                                                --------    --------    --------
     Fixed charges..........................................    $  788.7    $  608.3    $  442.5
                                                                ========    ========    ========
     Adjusted earnings......................................    $1,732.9    $1,501.3    $1,812.4
                                                                ========    ========    ========
       Ratio of earnings to fixed charges, preferred
          dividends and distributions on Company-obligated
          mandatorily redeemable preferred securities of
          subsidiary trusts.................................        2.20X       2.47X       4.10X
                                                                ========    ========    ========
       Ratio of earnings to fixed charges, preferred
          dividends and distributions on Company-obligated
          mandatorily redeemable preferred securities of
          subsidiary trusts, excluding interest expense on
          finance debt and investment borrowings............        3.38X       3.68X       6.72X
                                                                ========    ========    ========